DEARBORN BANCORP ANNOUNCES FIVE PERCENT STOCK DIVIDEND
     Dearborn, Michigan, November 24, 2006 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the holding company for Community Bank of Dearborn, has declared a stock dividend of one share of its common, non-assessable stock for each 20 shares owned by each stockholder of record as of the close of business December 8, 2006. The stock dividend will be distributed on December 22, 2006.
     If a stockholder is entitled to a fractional share, the fractional share will not be given and no cash payment will be made in lieu of the fractional share.
     John E. Demmer, Chairman of the Board, announced the stock dividend and said, “We are happy to present our shareholders with this twelfth consecutive semi-annual stock dividend.”
     Dearborn Bancorp, Inc. is a registered bank holding company whose subsidiary Community Bank of Dearborn has twelve offices in Southeast Michigan within Wayne, Oakland, Macomb and Washtenaw Counties. Dearborn Bancorp, Inc. common stock trades on the Nasdaq Global Market under the symbol DEAR.
Contact: Michael J. Ross, President & CEO or Jeffrey L. Karafa, CFO at (313) 565-5700.